May 30, 2002 - Cobalt Corporation and American Medical
              Security Group Announce Pricing of Secondary Offering


(Milwaukee, Wis.)- Cobalt Corporation (NYSE:CBZ) and American Medical Security Group, Inc. (NYSE:AMZ)(AMS) today announced that the previously disclosed public offering of 2,610,000 shares of AMS common stock has been priced at $18.00 per share. The shares are being sold by Blue Cross & Blue Shield United of Wisconsin, a wholly owned subsidiary of Cobalt Corporation. The underwriters have a 30-day option to purchase a maximum of 391,500 additional shares from Blue Cross & Blue Shield United of Wisconsin solely to cover over-allotments, if any.

The shares are offered through underwriters led by CIBC World Markets Corp., Robert W. Baird & Co., and Stifel, Nicolaus & Company.

Copies of the final prospectus may be obtained from CIBC World Markets, 417 Fifth Ave., 2nd Floor, New York, NY 10016 (212-667-7200), Robert W. Baird & Co., 777 E. Wisconsin Ave, Suite 2800, Milwaukee, WI 53202 (414-765-3500), or Stifel, Nicolaus & Co., One Financial Plaza, 501 N. Broadway, St. Louis, MO 63102 (314-342-2152).

American Medical Security Group, through its operating subsidiaries, markets health care benefits and insurance products to small businesses, families and individuals. Insurance products of American Medical Security Group are underwritten by United Wisconsin Life Insurance Company. The company serves customers nationwide through partnerships with professional, independent agents and quality health care providers.

Cobalt Corporation is the Blue Cross and Blue Shield licensee for the state of Wisconsin. It is one of the leading, publicly traded health care companies in the nation, offering a diverse portfolio of complementary insurance and managed care products to employer, individual, insurer and government customers. Headquartered in Milwaukee and formed by the combination of Blue Cross & Blue Shield United of Wisconsin and United Wisconsin Services, Inc., Cobalt Corporation (NYSE: CBZ) serves 1.2 million lives in 50 states. For more information, visit our Web site at www.cobaltcorporation.com

CONTACT:
Bill Zaferos, 414/226-5431
Manager
Corporate Communications